Exhibit 99.1

Dreams, Inc. Announces Quarterly Financial Results

Quarterly Revenue Increased 30% to $7.9 Million

PLANTATION, FL, August 17, 2006 – Dreams, Inc. (DRMS.OB) announced today its financial results for the first quarter of fiscal year 2007. For the quarter ending June 30, 2006, Dreams, Inc.’s (“Dreams”) total revenue increased 30% to $7.9 million in the first quarter fiscal 2007 versus $6.1 million reported in the first three months of fiscal 2006.

Chief Executive Officer Ross Tannenbaum commented,

“We have seen meaningful revenue growth in our first fiscal quarter each of the previous four-years which confirms that there is a demand for our products throughout the year. Furthermore, we have learned over the years that this is a strategic quarter for the Company; requiring us to begin properly positioning the operating divisions with the right mix and levels of inventory in order to achieve our sales and earnings goals for our all important holiday quarter. While it is clearly our objective to operate profitably each and every quarter, these results met our internal budgets and have us on track to achieve our fiscal year goals. Also, it appears that our investments in infrastructure and new technology platforms predominantly made in our retail segment is the reason for our nominal operating losses in this first fiscal quarter; this need to make additional investments will wane over the next few months and should provide us with our desired outcome.

“Each of Dreams’ primary business units reported strong gains during the quarter. Manufacturing and distribution revenue increased 37% to $4.1 million in the first quarter fiscal 2007 versus $3.0 million in the first three months of fiscal 2006. Net revenues (after eliminating inter-company sales) increased 38% to $3.3 million in the fiscal 2007 period from $2.4 million in the same period last year. Retail operations revenue increased 28% to $4.1 million in the first three months of fiscal 2007 versus $3.2 million in the same period last year. Our internet division recorded a 48% increase in retail sales totaling $3.1 million during the first three months of fiscal 2007 from $2.1 million during the same period in fiscal 2006. Moreover, while retail sales through our company-owned Field of Dreams stores were the same $1.0 million in the first quarter for both fiscal 2007 and fiscal 2006, the same store sales increased 18% during the quarter versus the first three months of fiscal 2006. Finally, our Franchise segment representing the 20 operating Field of Dreams franchised stores provided for a 47% increase in royalty revenue in the period versus the first quarter of fiscal 2006 with same store sales up 12%.

Additional accomplishments and highlights include:

“In June, Mounted Memories launched their new Super Bowl MVP memorabilia product line of one-of-a-kind, high-end sports collectibles including signatures of all 35 living Super Bowl MVPs’. The new product line is the first complete series of Super Bowl MVP signatures ever produced and the first time that all 35 MVPs had signed any product representing every Super Bowl. These exclusive products included 40 limited edition pewter Super Bowl XL Pro-Line helmets sold solely in Field of Dreams® stores across the country and 120 Super Bowl XL Pro-Line helmets and 40 art prints. Additionally, Super Bowl XL Pro- Line helmets and art prints are available at our sister companies prosportsmemorabilia.com and fansedge.com.

“During the quarter, Mounted Memories provided an array of A-list athletes highlighting the Ninth Annual SportsFest sports and entertainment collectibles show. Among the autograph guests were former USC football greats and 2006 NFL first-round draft choices Reggie Bush and Matt Leinart; a large number of current defending World Series champion White Sox players including Paul Konerko, Joe Crede, Jim Thome, Scott Posednik and Mark Buehrle; former baseball greats Luis Aparicio, Minnie Minoso and Steve Carlton; Super Bowl XX Bears Otis Wilson, William Perry and Steve McMichael; Gordie Howe and current Blackhawks Adrian Aucoin and Martin Lapointe; and Ben Gordon of the Bulls,” Tannenbaum concluded.

Financial Highlights:

Fiscal Quarter 2007 (ending June 30, 2006) Compared to Fiscal Quarter 2006

•	Revenue up 30% to $ 7.9M

•	Operating expenses reduced from 49.1% to 46.5%

•	Working Capital increases to $ 12.7M from $ 9.4M

•	Inventory levels rise $ 1.1M in last 90-days

Copies of Dreams, Inc.’s earnings results press release and financial summary are also available upon request via fax, email, or postal service mail. To request a copy, contact Dreams, Inc. using the contact information listed below.

To receive future Dreams, Inc. news releases or announcements directly via email, please register in the Dreams Email Broadcast at: http://www.dreamscorp.com/InvestorInfo/signUp.aspx

DREAMS, INC. trades under the ticker symbol: DRMS.OB

For more information on Dreams Inc. and its subsidiaries, please visit our web sites:

www.dreamscorp.com

www.mountedmemories.com

www.fieldofdreams.com

www.malcolmfarleyart.com

www.fansedge.com

www.prosportsmemorabilia.com

www.sportscases.com

www.peterose.com.

www.danmarino.com

www.johnelway.com

Dreams, Inc. Investor Relations Contact Info	Public Relations for Dreams Inc.
David M. Greene, Senior Vice-President	Boardroom Communications
Phone: 954-377-0002	Caren Berg or Jennifer Clarin
Fax: 954-475-8785	Phone: (954) 370-8999, Fax: (954) 370-8892
dgreene@dreamscorp.com	caren@boardroompr.com

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of Dreams, Inc. (“the Company”) and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services. Past performance is not indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.